Exhibit 99.1

Tenaya Therapeutics Announces Pricing of Public Offering

South San Francisco, Calif. – March 3, 2025 – Tenaya Therapeutics, Inc. (Nasdaq: TNYA), a clinical-stage biotechnology company with a mission to discover, develop and deliver potentially curative therapies that address the underlying causes of heart disease, today announced the pricing of its underwritten public offering of 75,000,000 total units for gross proceeds of approximately $52.5 million prior to deducting underwriting discounts and commissions and offering expenses.

Tenaya intends to use the net proceeds from the offering to fund the ongoing and planned development of its clinical and early-stage product candidates, particularly TN-201 and TN-401, and for working capital and other general corporate purposes.

The offering is comprised of 75,000,000 units, priced at a public offering price of $0.70 per unit, with each unit consisting of one share of common stock, a warrant to purchase one share of common stock (which equates to 100% warrant coverage) at an exercise price of $0.80 per share, which will be immediately exercisable and will expire five years from the date of issuance (a Series A Warrant) and a warrant to purchase one-half of a share of common stock (which equates to 50% warrant coverage) at an exercise price of $0.70 per share, which will be immediately exercisable and expire on June 30, 2026 (a Series B Warrant). The securities comprising the units are immediately separable and will be issued separately.

All of the securities are to be sold by Tenaya. The offering is expected to close on or about March 5, 2025, subject to satisfaction of customary closing conditions.

Leerink Partners and Piper Sandler are acting as joint book-running managers for the offering.

The securities are being offered by Tenaya pursuant to a Registration Statement on Form S-3, which was previously filed and declared effective by the SEC, and Tenaya has filed a preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering with the SEC. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov.

When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained from: Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at 1 (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department, by telephone at (800) 747-3924, or by email at prospectus@psc.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Tenaya Therapeutics

Tenaya Therapeutics is a clinical-stage biotechnology company committed to a bold mission: to discover, develop and deliver potentially curative therapies that address the underlying drivers of heart disease. Tenaya employs a suite of integrated internal capabilities, including modality agnostic target validation, capsid engineering and manufacturing, to generate a portfolio of genetic medicines aimed at the treatment of both rare genetic disorders and more prevalent heart conditions. Tenaya’s pipeline includes TN-201, a gene therapy for MYBPC3-associated hypertrophic cardiomyopathy (HCM), TN-401, a gene therapy for PKP2-associated arrhythmogenic right ventricular cardiomyopathy (ARVC), TN-301, a small molecule HDAC6 inhibitor intended for heart failure with preserved ejection fraction (HFpEF), and multiple early-stage programs in preclinical development.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements relating to the offering, including the size and terms of the offering, the securities being offered, the timing of the closing of the offering, the expected gross proceeds and the use of proceeds. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including but not limited to: whether or not Tenaya will be able to raise capital through the sale of securities or consummate the offering; the final terms of the offering on the anticipated terms or at all, including the satisfaction of customary closing conditions; the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons; general economic and market conditions as well as geopolitical developments; and other risks. For further information regarding the foregoing and additional risks that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Tenaya in general, see Tenaya’s recent Quarterly Report on Form 10-Q filed on November 6, 2024, the prospectus supplement related to the proposed public offering we plan to file and subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Tenaya assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Michelle Corral

Vice President, Investor Relations and Corporate Communications

Tenaya Therapeutics

IR@tenayathera.com

Investors

Anne-Marie Fields

Precision AQ (formerly Stern Investor Relations)

annemarie.fields@precisionaq.com

Media

Wendy Ryan

Ten Bridge Communications

wendy@tenbridgecommunications.com